Exhibit 99.1

Contact:	Robert M. Gorman - (804) 523-7828

Executive Vice President / Chief Financial Officer

UNION BANKSHARES REPORTS SECOND QUARTER RESULTS

Richmond, Va., July 21, 2015 - Union Bankshares Corporation (the “Company” or “Union”) (NASDAQ: UBSH) today reported net income of $15.3 million and earnings per share of $0.34 for its second quarter ended June 30, 2015. The quarterly results include $832,000, or $0.02 per share, in after-tax nonrecurring costs associated with branch closures and represent a decrease of $353,000, or 2.2%, in net income and a decrease of $0.01, or 2.9%, in earnings per share from the first quarter. For the six months ended June 30, 2015, net income was $31.0 million with earnings per share at $0.69.

“Union’s second quarter results clearly demonstrate the steady progress we are making toward the growth objectives we envisioned as the largest community banking institution headquartered in Virginia,” said G. William Beale, president and chief executive officer of Union Bankshares Corporation, “During the quarter, loans grew by 9.1% while deposits grew by 8.1% on an annualized basis as we continue to build the core engine to generate sustainable, profitable growth for our shareholders.  Our commercial, retail, and wealth management teams have coalesced and are leveraging Union’s unique market position to attract new customers while deepening our relationships with existing customers.

We are also pleased to report that the mortgage company returned to profitability during the quarter.  The mortgage company has worked hard to stabilize and restructure the business over the past several quarters and we are beginning to see the positive results of these efforts.  The mortgage team is now able to turn their attention to adding to our mortgage sales teams to grow loan origination levels and generate the revenue that will allow us to profitably leverage our more efficient operating platform.”

Select highlights for the second quarter include:

•	The quarterly results include $1.3 million in pre-tax nonrecurring costs related to the previously announced closure of seven branches.
•	Net income for the community bank segment was $15.3 million, or $0.34 per share, for the second quarter compared to $16.0 million, or $0.36 per share, for the first quarter. Net income for the community bank segment for the six months ended June 30, 2015 was $31.2 million, or $0.69 per share.
•	The mortgage segment reported net income of $95,000 for the second quarter, an improvement from a net loss of $267,000 for the first quarter. The mortgage segment had a net loss of $172,000 for the six months ended June 30, 2015.
•	Period end loan balances increased $122.6 million, or 9.1% on an annualized basis, from March 31, 2015. Average loan balances increased $87.5 million, or 6.5% on an annualized basis, from the prior quarter.
•	Asset quality improved due to reductions in nonperforming assets and past due loan levels.

NET INTEREST INCOME

Tax-equivalent net interest income was $66.1 million, an increase of $2.0 million from the first quarter of 2015, primarily driven by the impact of the higher day count in the second quarter and higher earning asset yields. The second quarter tax-equivalent net interest margin increased 2 basis points to 3.97% from 3.95% in the previous quarter. Core tax-equivalent net interest margin (which excludes the 11 basis points impact of acquisition accounting accretion) increased by 2 basis points to 3.86% from 3.84% in the previous quarter. The increase in the core tax-equivalent net interest margin was principally due to the 1 basis point increase in interest-earning asset yields combined with the 1 basis point reduction in cost of funds. The increase in interest-earning asset yields was primarily driven by higher loan and investment yields.

The Company continues to believe that core net interest margin will decline modestly over the next several quarters as decreases in interest-earning asset yields are projected to outpace any further declines in interest-bearing liabilities rates.

The Company’s fully taxable equivalent net interest margin includes the impact of acquisition accounting fair value adjustments. During the second quarter, net accretion related to acquisition accounting declined by $48,000 from the prior quarter to $1.8 million. The first and second quarters of 2015 and remaining estimated discount/premium and net accretion impact are reflected in the following table (dollars in thousands):

	Accretion		Accretion (Amortization)
	Loan	Certificates of Deposit	Borrowings	Total

For the quarter ended March 31, 2015	$639	$1,075	$137	$1,851
For the quarter ended June 30, 2015	1,052	614	137	1,803
For the remaining six months of 2015	2,096	154	25	2,275
For the years ending:
2016	3,658	-	271	3,929
2017	3,505	-	170	3,675
2018	2,999	-	(143)	2,856
2019	2,351	-	(286)	2,065
2020	1,909	-	(301)	1,608
Thereafter	10,808	-	(5,622)	5,186

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the second quarter, the Company experienced declines in nonaccrual and past due loans and other real estate owned (“OREO”) balances from the prior quarter and the prior year. The decline in OREO balances was mostly attributable to sales of foreclosed land and residential real estate property during the quarter. The loan loss provision increased from the prior quarter due to loan growth and higher specific reserves on impaired loans. The allowance for loan losses to total loans ratios (both unadjusted and adjusted for acquisition accounting) were consistent with the prior quarter and down from the prior year.

All nonaccrual and past due loan metrics discussed below exclude purchased credit impaired loans (“PCI”) totaling $87.8 million (net of fair value mark).

Nonperforming Assets (“NPAs”)

At June 30, 2015, nonperforming assets totaled $31.7 million, a decrease of $29.9 million, or 48.5%, from a year ago and a decline of $11.1 million, or 25.9%, from March 31, 2015. In addition, NPAs as a percentage of total outstanding loans declined 60 basis points from 1.18% a year earlier and 21 basis points from 0.79% last quarter to 0.58% in the current quarter. The following table shows a summary of asset quality balances at the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Nonaccrual loans, excluding PCI loans	$9,521	$17,385	$19,255	$20,279	$23,099
Foreclosed properties	18,917	21,727	23,058	28,783	33,739
Former bank premises	3,305	3,707	5,060	8,971	4,755
Total nonperforming assets	31,743	42,819	47,373	58,033	61,593

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Beginning Balance	$17,385	$19,255	$20,279	$23,099	$14,722
Net customer payments	(4,647)	(2,996)	(4,352)	(1,654)	(1,088)
Additions	581	4,379	7,413	1,099	11,087
Charge-offs	(2,171)	(3,107)	(1,839)	(604)	(137)
Loans returning to accruing status	(919)	(53)	(2,246)	(723)	(523)
Transfers to OREO	(708)	(93)	-	(938)	(962)
Ending Balance	$9,521	$17,385	$19,255	$20,279	$23,099

The decline in nonaccrual loans was largely due to payments received in settlements, sales of collateral, and liquidation of customer assets.

The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Beginning Balance	$25,434	$28,118	$37,754	$38,494	$35,487
Additions of foreclosed property	904	158	367	2,553	1,619
Additions of former bank premises	-	402	63	4,814	6,052
Capitalized improvements	243	56	424	203	59
Valuation adjustments	(710)	(590)	(381)	(6,192)	(817)
Proceeds from sales	(3,511)	(2,748)	(11,362)	(2,216)	(3,913)
Gains (losses) from sales	(138)	38	1,253	98	7
Ending Balance	$22,222	$25,434	$28,118	$37,754	$38,494

During the second quarter of 2015, the majority of sales of OREO were related to land and residential real estate.

Past Due Loans

Past due loans still accruing interest totaled $33.5 million, or 0.61% of total loans, at June 30, 2015 compared to $43.2 million, or 0.83%, a year ago and $42.7 million, or 0.79%, at March 31, 2015. At June 30, 2015, loans past due 90 days or more and accruing interest totaled $10.9 million, or 0.20% of total loans, compared to $6.9 million, or 0.13%, a year ago and $7.9 million, or 0.15%, at March 31, 2015.

Net Charge-offs

For the quarter ended June 30, 2015, net charge-offs were $2.2 million, or 0.16% on an annualized basis, compared to $1.0 million, or 0.08%, for the same quarter last year and $3.2 million, or 0.24%, for the first quarter of 2015. For the six months ended June 30, 2015, net charge-offs were $5.3 million, or 0.20% on an annualized basis, compared to $256,000, or 0.01%, for the same period in the prior year.

Provision

The provision for loan losses for the current quarter was $3.5 million, an increase of $2.0 million compared to the same quarter a year ago and $1.8 million compared to the previous quarter. The increase in provision for loan losses in the current quarter compared to the prior quarter was driven by loan growth and higher specific reserves on impaired loans. Additionally, a $200,000 provision was recognized during the current quarter for unfunded loan commitments, resulting in a total of $3.7 million in provision for credit losses for the quarter.

Allowance for Loan Losses

The allowance for loan losses (“ALL”) increased $1.4 million from March 31, 2015 to $32.3 million at June 30, 2015 due to the increase in provision for loan losses primarily driven by loan growth during the quarter. The ALL as a percentage of the total loan portfolio, adjusted for purchase accounting (non-GAAP), was 1.02% at June 30, 2015, a decrease from 1.03% from the prior quarter and from 1.11% at June 30, 2014. The allowance for loan losses as a percentage of the total loan portfolio was 0.59% at June 30, 2015, 0.57% at March 31, 2015, and 0.60% at June 30, 2014. In acquisition accounting, there is no carryover of previously established allowance for loan losses, as acquired loans are recorded at fair value.

The nonaccrual loan coverage ratio was 339.7% at June 30, 2015, compared to 178.2% at March 31, 2015 and 135.8% at June 30, 2014. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers important in assessing the adequacy of the allowance for loan losses.

NONINTEREST INCOME

Noninterest income increased $1.1 million, or 7.7%, to $16.2 million from $15.1 million in the prior quarter. Customer-related fee income increased $968,000, primarily driven by higher overdraft, interchange, and letter of credit fees. Gains on sales of mortgage loans, net of commissions, increased $195,000, or 8.2%, from the prior quarter, related to improved gain on sale margins as well as increased mortgage loan originations, partially offset by a decline in unrealized gains on interest rate lock commitments. Mortgage loan originations increased by $1.6 million, or 1.1%, in the current quarter to $140.3 million from $138.7 million in the first quarter, as increased construction and purchase loan production of $23.8 million outpaced declines in refinance originations of $22.2 million during the quarter. Of the loan originations in the current quarter, 30.9% were refinances, which was a decline from 47.3% in the prior quarter. Gains on sales of securities increased $211,000 from the prior quarter. The reduction in other operating income was primarily related to gains from the dissolution of a limited partnership in the prior quarter.

NONINTEREST EXPENSE

Noninterest expense increased $1.4 million, or 2.6%, to $55.2 million from $53.8 million when compared to the prior quarter. The increase in noninterest expense is primarily driven by $1.3 million in nonrecurring costs related to the previously announced closure of seven branches. Excluding the branch closure costs, noninterest expense increased slightly from the prior quarter. OREO and credit-related costs increased $779,000 related to seasonal real estate taxes, higher legal fees, losses on the sale of properties, and higher valuation adjustments. Marketing expenses increased $685,000 related to the timing of advertising campaigns, and professional fees increased $321,000 related to legal and consulting fees. These increases were offset by a $1.9 million reduction in salaries and benefit expenses due to lower incentive compensation, group insurance, and payroll taxes.

BALANCE SHEET

At June 30, 2015, total assets were $7.5 billion, an increase of $109.1 million from March 31, 2015 and an increase of $191.0 million from June 30, 2014. The increase in assets was mostly related to loan growth.

At June 30, 2015, loans net of deferred fees were $5.5 billion, an increase of $122.6 million, or 9.1% (annualized), from March 31, 2015, while average loans increased $87.5 million, or 6.5% (annualized). Loans increased $277.3 million, or 5.3%, from June 30, 2014.

At June 30, 2015, total deposits were $5.8 billion, an increase of $114.2 million, or 8.1% (annualized) from March 31, 2015, while average deposits increased $70.0 million, or 5.0% (annualized). Deposits increased $49.9 million, or 0.9%, from June 30, 2014.

At June 30 and March 31, 2015, respectively, the Company had a common equity Tier 1 capital ratio of 10.87% and 10.86%, a Tier 1 capital ratio of 12.30% and 12.32%, a total capital ratio of 12.82% and 12.82%, and a leverage ratio of 10.82% and 10.79%.

The Company’s common equity to asset ratios at June 30, 2015, March 31, 2015, and June 30, 2014 were 13.18%, 13.36%, and 13.36%, respectively, while its tangible common equity to tangible assets ratio was 9.30%, 9.40%, and 9.22% at June 30, 2015, March 31, 2015, and June 30, 2014, respectively.

During the second quarter, the Company declared and paid cash dividends of $0.17 per common share, a $0.02, or 13.3%, increase from the prior quarter dividend of $0.15 per common share.

COMMUNITY BANK SEGMENT INFORMATION

The community bank segment reported net income of $15.3 million for the second quarter, a decrease of $715,000, or 4.5%, from $16.0 million in the first quarter. Net interest income was $63.4 million, an increase of $1.7 million from the first quarter principally due to the impact of the higher day count in the second quarter and higher earning asset yields. As previously discussed, the provision for loan losses increased $1.8 million from the prior quarter due to loan growth and higher specific reserves on impaired loans.

Noninterest income increased $675,000 to $13.5 million in the current quarter compared to $12.8 million in the prior quarter. Customer-related fee income increased $968,000, primarily driven by higher overdraft, interchange, and letter of credit fees. Gains on sales of securities increased $211,000 from the prior quarter. Other income decreased $506,000 primarily related to gains from the dissolution of a limited partnership in the prior quarter.

Noninterest expense increased $1.4 million from $51.0 million in the prior quarter to $52.4 million in the current quarter. The increase in noninterest expense is primarily driven by $1.3 million in nonrecurring costs related to the previously announced closure of seven branches. Excluding the branch closure costs, noninterest expense increased slightly from the prior quarter. OREO and credit-related costs increased $771,000 related to seasonal real estate taxes, higher legal fees, losses on the sale of properties, and higher valuation adjustments. Marketing expenses increased $682,000 related to the timing of advertising campaigns, and professional fees increased $324,000 related to legal and consulting fees. These increases were offset by a $2.0 million reduction in salaries and benefit expenses due to lower incentive compensation, group insurance, and payroll taxes.

MORTGAGE SEGMENT INFORMATION

The mortgage segment reported net income of $95,000 for the second quarter, an improvement of $362,000 from a net loss of $267,000 in the first quarter. Noninterest income increased $484,000 during the quarter due to higher gains on sales of mortgage loans, net of commissions, and adjustments to required indemnification reserves during the second quarter. Gains on sales of mortgage loans, net of commissions, increased $195,000, related to improved gain on sale margins as well as increased mortgage loan originations, partially offset by a decline in unrealized gains on interest rate lock commitments. Mortgage loan originations increased by $1.6 million, or 1.1%, in the current quarter to $140.3 million from $138.7 million in the first quarter, as increased construction and purchase loan production of $23.8 million outpaced declines in refinance originations of $22.2 million during the quarter. Of the loan originations in the current quarter, 30.9% were refinances, which was a decrease from 47.3% in the prior quarter. Noninterest expenses remained consistent with the prior quarter at $3.0 million and were down $1.2 million, or 29.1%, from the second quarter of the prior year.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union Bank & Trust, which has 131 banking offices and approximately 200 ATMs located throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the Company is available at http://investors.bankatunion.com.

Union Bankshares Corporation will hold a conference call on Tuesday, July 21st, at 9:00 a.m. Eastern Time during which management will review earnings and performance trends. Callers wishing to participate may call toll-free by dialing (877) 668-4908. The conference ID number is 82159353.

ADOPTION OF NEW ACCOUNTING STANDARDS

The Company adopted ASU 2014-01, “Accounting for Investments in Qualified Affordable Housing Projects” as of January 1, 2015. As permitted by the guidance, the Company adopted the proportional amortization method of accounting for Qualified Affordable Housing Projects. The proportional amortization method amortizes the cost of the investment over the period in which the Company will receive tax credits and other tax benefits, and the resulting amortization is recognized as a component of income taxes attributable to continuing operations. Historically, these investments were accounted for under the equity method of accounting and the passive losses related to the investments were recognized within noninterest expense. The Company adopted this guidance in the first quarter of 2015 with retrospective application as required by the ASU. Prior period 2014 results and related metrics have been restated to conform to this presentation.

NON-GAAP MEASURES

In reporting the results of the quarter ended June 30, 2015, the Company has provided supplemental performance measures on an operating or tangible basis. Operating measures exclude acquisition costs unrelated to the Company’s normal operations. The Company believes these measures are useful to investors as they exclude non-operating adjustments resulting from acquisition activity and allow investors to see the combined economic results of the organization. Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events.  Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, and consumer spending and saving habits.  More information is available on the Company’s website, http://investors.bankatunion.com. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	Three Months Ended			Six Months Ended
	06/30/15	03/31/15	06/30/14	06/30/15	06/30/14
Results of Operations
Interest and dividend income	$69,854	$67,600	$68,634	$137,455	$136,842
Interest expense	6,038	5,631	4,919	11,670	9,369
Net interest income	63,816	61,969	63,715	125,785	127,473
Provision for credit losses	3,749	1,750	1,500	5,499	1,500
Net interest income after provision for credit losses	60,067	60,219	62,215	120,286	125,973
Noninterest income	16,212	15,054	16,280	31,266	30,068
Noninterest expenses	55,241	53,840	58,967	109,081	126,252
Income before income taxes	21,038	21,433	19,528	42,471	29,789
Income tax expense	5,690	5,732	4,855	11,422	7,407
Net income	$15,348	$15,701	$14,673	$31,049	$22,382

Interest earned on earning assets (FTE)	$72,145	$69,761	$70,735	$141,907	$140,907
Net interest income (FTE)	66,107	64,130	65,816	130,237	131,538
Core deposit intangible amortization	2,138	2,222	2,455	4,361	5,071

Net income - community bank segment	$15,253	$15,968	$15,275	$31,221	$24,364
Net income (loss) - mortgage segment	95	(267)	(602)	(172)	(1,982)

Key Ratios
Earnings per common share, diluted	$0.34	$0.35	$0.32	$0.69	$0.48
Return on average assets (ROA)	0.83%	0.86%	0.81%	0.84%	0.62%
Return on average equity (ROE)	6.21%	6.48%	6.02%	6.34%	4.57%
Return on average tangible common equity (ROTCE)	9.20%	9.67%	9.15%	9.43%	6.93%
Efficiency ratio (FTE)	67.11%	67.99%	71.83%	67.54%	78.12%
Efficiency ratio - community bank segment (FTE)	66.07%	66.43%	69.48%	66.25%	75.34%
Efficiency ratio - mortgage bank segment (FTE)	94.21%	115.86%	128.53%	103.90%	153.31%
Net interest margin (FTE)	3.97%	3.95%	4.09%	3.96%	4.11%
Yields on earning assets (FTE)	4.33%	4.30%	4.39%	4.32%	4.41%
Cost of interest-bearing liabilities (FTE)	0.47%	0.45%	0.39%	0.46%	0.37%
Cost of funds (FTE)	0.36%	0.35%	0.30%	0.36%	0.30%
Net interest margin, core (FTE) (1)	3.86%	3.84%	3.94%	3.85%	3.97%
Yields on earning assets (FTE), core (1)	4.27%	4.26%	4.40%	4.27%	4.43%
Cost of interest-bearing liabilities (FTE), core (1)	0.53%	0.54%	0.59%	0.54%	0.59%
Cost of funds (FTE), core (1)	0.41%	0.42%	0.46%	0.42%	0.46%

Key Operating Ratios - excluding merger costs (non-GAAP) (2)
Consolidated
Operating net income	$15,348	$15,701	$17,716	$31,049	$34,441
Operating diluted earnings per share	$0.34	$0.35	$0.38	$0.69	$0.74
Operating ROA	0.83%	0.86%	0.98%	0.84%	0.96%
Operating ROE	6.21%	6.48%	7.26%	6.34%	7.03%
Operating ROTCE	9.20%	9.67%	11.04%	9.43%	10.66%
Operating efficiency ratio (FTE)	67.11%	67.99%	66.15%	67.54%	67.09%

Community Bank Segment
Operating net income	$15,253	$15,968	$18,318	$31,221	$36,423
Operating diluted earnings per share	$0.34	$0.36	$0.40	$0.69	$0.78
Operating ROA	0.82%	0.88%	1.01%	0.85%	1.01%
Operating ROE	6.19%	6.61%	7.56%	6.40%	7.52%
Operating ROTCE	9.18%	9.88%	11.54%	9.52%	11.46%
Operating efficiency ratio (FTE)	66.07%	66.43%	63.58%	66.25%	63.92%

	Three Months Ended			Six Months Ended
	06/30/15	03/31/15	06/30/14	06/30/15	06/30/14

Capital Ratios
Common equity Tier 1 capital ratio (3)	10.87%	10.86%	N/A	10.87%	N/A
Tier 1 capital ratio (3)	12.30%	12.32%	12.93%	12.30%	12.93%
Total capital ratio (3)	12.82%	12.82%	13.56%	12.82%	13.56%
Leverage ratio (Tier 1 capital to average assets) (3)	10.82%	10.79%	10.47%	10.82%	10.47%
Common equity to total assets	13.18%	13.36%	13.36%	13.18%	13.36%
Tangible common equity to tangible assets	9.30%	9.40%	9.22%	9.30%	9.22%

Financial Condition
Assets	$7,497,706	$7,388,559	$7,306,706	$7,497,706	$7,306,706
Loans, net of deferred fees	5,510,385	5,387,755	5,233,069	5,510,385	5,233,069
Earning Assets	6,717,137	6,602,453	6,460,753	6,717,137	6,460,753
Goodwill	293,522	293,522	296,876	293,522	296,876
Core deposit intangibles, net	27,394	29,533	36,479	27,394	36,479
Deposits	5,784,474	5,670,228	5,734,563	5,784,474	5,734,563
Stockholders' equity	988,134	986,916	976,326	988,134	976,326
Tangible common equity	667,218	663,861	642,971	667,218	642,971

Loans, net of deferred fees
Raw land and lots	$201,630	$197,759	$212,475	$201,630	$212,475
Commercial construction	378,204	358,436	295,503	378,204	295,503
Commercial real estate	2,443,888	2,416,812	2,326,111	2,443,888	2,326,111
Single family investment real estate	435,068	416,984	397,186	435,068	397,186
Commercial and industrial	450,682	426,490	390,682	450,682	390,682
Other commercial	90,556	80,416	80,337	90,556	80,337
Consumer	1,510,357	1,490,858	1,530,775	1,510,357	1,530,775
Total loans, net of deferred fees	$5,510,385	$5,387,755	$5,233,069	$5,510,385	$5,233,069

Interest-Bearing Deposits
NOW accounts	$1,378,129	$1,328,994	$1,276,710	$1,378,129	$1,276,710
Money market accounts	1,303,792	1,258,564	1,314,116	1,303,792	1,314,116
Savings accounts	565,584	565,506	556,389	565,584	556,389
Time deposits of $100,000 and over	547,492	520,720	588,459	547,492	588,459
Other time deposits	699,801	721,509	799,970	699,801	799,970
Total interest-bearing deposits	$4,494,798	$4,395,293	$4,535,644	$4,494,798	$4,535,644
Demand deposits	1,289,676	1,274,935	1,198,919	1,289,676	1,198,919
Total deposits	$5,784,474	$5,670,228	$5,734,563	$5,784,474	$5,734,563

Averages
Assets	$7,459,446	$7,362,683	$7,274,356	$7,411,332	$7,261,933
Loans, net of deferred fees	5,448,126	5,360,676	5,246,710	5,404,643	5,263,225
Loans held for sale	43,307	38,469	52,895	40,901	51,340
Securities	1,143,343	1,143,632	1,133,807	1,143,487	1,105,301
Earning assets	6,676,440	6,576,415	6,460,798	6,626,704	6,446,641
Deposits	5,709,963	5,639,917	5,693,096	5,675,134	5,669,658
Certificates of deposit	1,233,904	1,269,352	1,411,665	1,251,531	1,437,228
Interest-bearing deposits	4,431,087	4,416,699	4,543,661	4,423,933	4,551,416
Borrowings	703,223	679,341	550,514	691,348	550,091
Interest-bearing liabilities	5,134,310	5,096,040	5,094,175	5,115,281	5,101,507
Stockholders' equity	991,093	982,548	978,251	986,844	987,686
Tangible common equity	669,139	658,429	643,413	663,814	651,611

	Three Months Ended			Six Months Ended
	06/30/15	03/31/15	06/30/14	06/30/15	06/30/14
Asset Quality
Allowance for Loan Losses (ALL)
Beginning balance	$30,977	$32,384	$30,907	$32,384	$30,135
Add: Recoveries	1,023	672	512	1,695	2,171
Less: Charge-offs	3,205	3,829	1,540	7,034	2,427
Add: Provision for loan losses	3,549	1,750	1,500	5,299	1,500
Ending balance	$32,344	$30,977	$31,379	$32,344	$31,379

ALL / total outstanding loans	0.59%	0.57%	0.60%	0.59%	0.60%
ALL / total outstanding loans, adjusted for acquisition accounting (4)	1.02%	1.03%	1.11%	1.02%	1.11%
Net charge-offs / total outstanding loans	0.16%	0.24%	0.08%	0.20%	0.01%
Provision / total outstanding loans	0.26%	0.13%	0.11%	0.19%	0.06%
Nonperforming Assets
Commercial	$8,056	$14,532	$17,489	$8,056	$17,489
Consumer	1,465	2,853	5,610	1,465	5,610
Nonaccrual loans	9,521	17,385	23,099	9,521	23,099
Other real estate owned	22,222	25,434	38,494	22,222	38,494
Total nonperforming assets (NPAs)	31,743	42,819	61,593	31,743	61,593
Commercial	2,781	2,578	649	2,781	649
Consumer	8,122	5,354	6,221	8,122	6,221
Loans ≥ 90 days and still accruing	10,903	7,932	6,870	10,903	6,870
Total NPAs and loans ≥ 90 days	$42,646	$50,751	$68,463	$42,646	$68,463
NPAs / total outstanding loans	0.58%	0.79%	1.18%	0.58%	1.18%
NPAs / total assets	0.42%	0.58%	0.84%	0.42%	0.84%
ALL / nonperforming loans	339.71%	178.18%	135.85%	339.71%	135.85%
ALL / nonperforming assets	101.89%	72.34%	50.95%	101.89%	50.95%
Past Due Detail
Commercial	$2,274	$1,388	$3,369	$2,274	$3,369
Consumer	5,170	5,833	4,861	5,170	4,861
Loans 60-89 days past due	$7,444	$7,221	$8,230	$7,444	$8,230
Commercial	$6,420	$6,499	$5,518	$6,420	$5,518
Consumer	8,727	21,090	22,623	8,727	22,623
Loans 30-59 days past due	$15,147	$27,589	$28,141	$15,147	$28,141
Commercial	$77,519	$81,155	$114,893	$77,519	$114,893
Consumer	10,322	10,191	16,214	10,322	16,214
Purchased impaired	$87,841	$91,346	$131,107	$87,841	$131,107
Troubled Debt Restructurings
Performing	$19,880	$21,336	$30,561	$19,880	$30,561
Nonperforming	2,244	2,740	3,610	2,244	3,610
Total troubled debt restructurings	$22,124	$24,076	$34,171	$22,124	$34,171

Per Share Data
Earnings per common share, basic	$0.34	$0.35	$0.32	$0.69	$0.48
Earnings per common share, diluted	0.34	0.35	0.32	0.69	0.48
Cash dividends paid per common share	0.17	0.15	0.14	0.32	0.28
Market value per share	23.24	22.21	25.65	23.24	25.65
Book value per common share	22.02	21.98	21.38	22.02	21.38
Tangible book value per common share	14.87	14.78	14.08	14.87	14.08
Price to earnings ratio, diluted	17.04	15.65	19.98	16.70	26.50
Price to book value per common share ratio	1.06	1.01	1.20	1.06	1.20
Price to tangible common share ratio	1.56	1.50	1.82	1.56	1.82
Weighted average common shares outstanding, basic	45,128,698	45,105,969	46,194,880	45,117,396	46,583,975
Weighted average common shares outstanding, diluted	45,209,814	45,187,516	46,296,870	45,198,727	46,686,592
Common shares outstanding at end of period	45,112,893	45,155,024	45,874,662	45,112,893	45,874,662

	Three Months Ended			Six Months Ended
	06/30/15	03/31/15	06/30/14	06/30/15	06/30/14
Alternative Performance Measures (non-GAAP)
Operating Earnings (2)
Net Income (GAAP)	$15,348	$15,701	$14,673	$31,049	$22,382
Plus: Merger and conversion related expense, after tax	-	-	3,043	-	12,059
Net operating earnings (loss) (non-GAAP)	$15,348	$15,701	$17,716	$31,049	$34,441

Operating earnings per share - Basic	$0.34	$0.35	$0.38	$0.69	$0.74
Operating earnings per share - Diluted	0.34	0.35	0.38	0.69	0.74
Operating ROA	0.83%	0.86%	0.98%	0.84%	0.96%
Operating ROE	6.21%	6.48%	7.26%	6.34%	7.03%
Operating ROTCE	9.20%	9.67%	11.04%	9.43%	10.66%

Community Bank Segment Operating Earnings (2)
Net Income (GAAP)	$15,253	$15,968	$15,275	$31,221	$24,364
Plus: Merger and conversion related expense, after tax	-	-	3,043	-	12,059
Net operating earnings (loss) (non-GAAP)	$15,253	$15,968	$18,318	$31,221	$36,423

Operating earnings per share - Basic	$0.34	$0.36	$0.40	$0.69	$0.78
Operating earnings per share - Diluted	0.34	0.36	0.40	0.69	0.78
Operating ROA	0.82%	0.88%	1.01%	0.85%	1.01%
Operating ROE	6.19%	6.61%	7.56%	6.40%	7.52%
Operating ROTCE	9.18%	9.88%	11.54%	9.52%	11.46%

Operating Efficiency Ratio FTE (2)
Net Interest Income (GAAP)	$63,816	$61,969	$63,715	$125,785	$127,473
FTE adjustment	2,291	2,161	2,101	4,452	4,065
Net Interest Income (FTE)	$66,107	$64,130	$65,816	$130,237	$131,538
Noninterest Income (GAAP)	16,212	15,054	16,280	31,266	30,068
Noninterest Expense (GAAP)	$55,241	$53,840	$58,967	$109,081	$126,252
Merger and conversion related expense	-	-	4,661	-	17,829
Noninterest Expense (Non-GAAP)	$55,241	$53,840	$54,306	$109,081	$108,423

Operating Efficiency Ratio FTE (non-GAAP)	67.11%	67.99%	66.15%	67.54%	67.09%

Community Bank Segment Operating Efficiency Ratio FTE (2)
Net Interest Income (GAAP)	$63,441	$61,723	$63,401	$125,164	$126,927
FTE adjustment	2,291	2,161	2,102	4,453	4,064
Net Interest Income (FTE)	$65,732	$63,884	$65,503	$129,617	$130,991
Noninterest Income (GAAP)	13,523	12,848	13,422	26,371	25,081
Noninterest Expense (GAAP)	$52,365	$50,972	$54,841	$103,337	$117,587
Merger and conversion related expense	-	-	4,661	-	17,829
Noninterest Expense (Non-GAAP)	$52,365	$50,972	$50,180	$103,337	$99,758

Operating Efficiency Ratio FTE (non-GAAP)	66.07%	66.43%	63.58%	66.25%	63.92%

Tangible Common Equity (5)
Ending equity	$988,134	$986,916	$976,326	$988,134	$976,326
Less: Ending goodwill	293,522	293,522	296,876	293,522	296,876
Less: Ending core deposit intangibles	27,394	29,533	36,479	27,394	36,479
Ending tangible common equity	$667,218	$663,861	$642,971	$667,218	$642,971

Average equity	$991,093	$982,548	$978,251	$986,844	$987,686
Less: Average goodwill	293,522	293,522	296,876	293,522	296,876
Less: Average core deposit intangibles	28,432	30,597	37,962	29,508	39,199
Average tangible common equity	$669,139	$658,429	$643,413	$663,814	$651,611

	Three Months Ended			Six Months Ended
	06/30/15	03/31/15	06/30/14	06/30/15	06/30/14
ALL to loans, adjusted for acquisition accounting (non-GAAP)(4)
Allowance for loan losses	$32,344	$30,977	$31,379	$32,344	$31,379
Remaining fair value mark on purchased performing loans	23,010	23,794	25,632	23,010	25,632
Adjusted allowance for loan losses	55,354	54,771	57,011	55,354	57,011

Loans, net of deferred fees	5,510,385	5,387,755	5,233,069	5,510,385	5,233,069
Remaining fair value mark on purchased performing loans	23,010	23,794	25,632	23,010	25,632
Less: Purchased credit impaired loans, net of fair value mark	87,841	91,346	131,107	87,841	131,107
Adjusted loans, net of deferred fees	$5,445,554	$5,320,203	$5,127,594	$5,445,554	$5,127,594

ALL / gross loans, adjusted for acquisition accounting	1.02%	1.03%	1.11%	1.02%	1.11%

Mortgage Origination Volume
Refinance Volume	$43,385	$65,549	$47,640	$108,934	$92,962
Construction Volume	20,946	19,552	39,441	40,498	71,544
Purchase Volume	75,971	53,613	108,039	129,584	179,675
Total Mortgage loan originations	$140,302	$138,714	$195,120	$279,016	$344,181
% of originations that are refinances	30.92%	47.26%	24.42%	39.04%	27.01%

Other Data
End of period full-time employees	1,443	1,445	1,511	1,443	1,511
Number of full-service branches	131	131	131	131	131
Number of full automatic transaction machines (ATMs)	199	200	200	199	200

(1) The core metrics, fully taxable equivalent (“FTE”), exclude the impact of acquisition accounting accretion and amortization adjustments in net interest income.

(2) The Company has provided supplemental performance measures which it believes may be useful to investors as they exclude non-operating adjustments resulting from acquisition activity and allow investors to see the combined economic results of the organization. These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

(3) Beginning January 1, 2015, the Company calculates its regulatory capital under the Basel III Standardized Approach. The Company calculated regulatory capital measures for periods prior to 2015 under previous regulatory requirements. All ratios at June 30, 2015 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods presented as filed.

(4) The allowance for loan losses ratio, adjusted for acquisition accounting (non-GAAP), includes an adjustment for the fair value mark on purchased performing loans. The purchased performing loans are reported net of the related fair value mark in loans, net of deferred fees, on the Company’s Consolidated Balance Sheet; therefore, the fair value mark is added back to the balance to represent the total loan portfolio. The adjusted allowance for loan losses, including the fair value mark, represents the total reserve on the Company’s loan portfolio. The PCI loans, net of the respective fair value mark, are removed from the loans, net of deferred fees, as these PCI loans are not covered by the allowance established by the Company unless changes in expected cash flows indicate that one of the PCI loan pools are impaired, at which time an allowance for PCI loans will be established. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. The Company believes the presentation of the allowance for loan losses ratio, adjusted for acquisition accounting, is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company, and the fair value mark on the purchased performing loans represents the allowance associated with those purchased loans. The Company believes that this measure is a better reflection of the reserves on the Company’s loan portfolio.

(5) Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	June 30,	December 31,	June 30,
	2015	2014	2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$109,480	$112,752	$136,799
Interest-bearing deposits in other banks	26,333	19,344	21,769
Money market investments	1	1	1
Federal funds sold	1,019	1,163	311
Total cash and cash equivalents	136,833	133,260	158,880

Securities available for sale, at fair value	888,362	1,102,114	1,094,777
Securities held to maturity, at carrying value	201,072	-	-
Restricted stock, at cost	50,171	54,854	47,204

Loans held for sale	39,450	42,519	62,891

Loans held for investment, net of deferred fees and costs	5,510,385	5,345,996	5,233,069
Less allowance for loan losses	32,344	32,384	31,379
Net loans held for investment	5,478,041	5,313,612	5,201,690

Premises and equipment, net	132,681	135,247	145,662
Other real estate owned, net of valuation allowance	22,222	28,118	38,494
Core deposit intangibles, net	27,394	31,755	36,479
Goodwill	293,522	293,522	296,876
Bank owned life insurance	141,284	139,005	136,537
Other assets	86,674	84,637	87,216
Total assets	$7,497,706	$7,358,643	$7,306,706

LIABILITIES
Noninterest-bearing demand deposits	$1,289,676	$1,199,378	$1,198,919
Interest-bearing deposits	4,494,798	4,439,392	4,535,644
Total deposits	5,784,474	5,638,770	5,734,563

Securities sold under agreements to repurchase	119,680	44,393	42,276
Other short-term borrowings	261,000	343,000	200,000
Long-term borrowings	300,294	299,542	298,786
Other liabilities	44,124	55,769	54,755
Total liabilities	6,509,572	6,381,474	6,330,380

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 100,000,000; issued and outstanding, 45,112,893 shares, 45,162,853 shares, and 45,874,662 shares, respectively.	59,672	59,795	60,731
Surplus	640,936	643,443	659,179
Retained earnings	278,297	261,676	245,535
Accumulated other comprehensive income	9,229	12,255	10,881
Total stockholders' equity	988,134	977,169	976,326

Total liabilities and stockholders' equity	$7,497,706	$7,358,643	$7,306,706

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014

Interest and dividend income:
Interest and fees on loans	$62,604	$60,452	$61,386	$123,056	$122,655
Interest on federal funds sold	-	-	-	1	-
Interest on deposits in other banks	24	17	9	41	21
Interest and dividends on securities:
Taxable	3,860	3,807	3,860	7,667	7,508
Nontaxable	3,366	3,324	3,379	6,690	6,658
Total interest and dividend income	69,854	67,600	68,634	137,455	136,842

Interest expense:
Interest on deposits	3,680	3,321	2,550	7,000	4,806
Interest on federal funds purchased	4	1	23	5	46
Interest on short-term borrowings	255	249	146	505	265
Interest on long-term borrowings	2,099	2,060	2,200	4,160	4,252
Total interest expense	6,038	5,631	4,919	11,670	9,369

Net interest income	63,816	61,969	63,715	125,785	127,473
Provision for credit losses	3,749	1,750	1,500	5,499	1,500
Net interest income after provision for credit losses	60,067	60,219	62,215	120,286	125,973

Noninterest income:
Service charges on deposit accounts	4,622	4,214	4,525	8,835	8,822
Other service charges and fees	4,051	3,584	4,164	7,634	7,508
Fiduciary and asset management fees	2,312	2,219	2,330	4,531	4,633
Gains on sales of mortgage loans, net of commissions	2,574	2,379	3,030	4,952	5,328
Gains on securities transactions, net	404	193	426	597	455
Bank owned life insurance income	1,134	1,135	1,183	2,269	2,272
Other operating income	1,115	1,330	622	2,448	1,050
Total noninterest income	16,212	15,054	16,280	31,266	30,068

Noninterest expenses:
Salaries and benefits	25,561	27,492	27,616	53,052	56,830
Occupancy expenses	5,173	5,133	5,102	10,305	10,282
Furniture and equipment expenses	2,989	2,813	2,637	5,803	5,505
Printing, postage, and supplies	1,408	1,370	1,170	2,779	2,392
Communications expense	1,143	1,179	1,351	2,322	2,450
Technology and data processing	3,216	3,255	2,792	6,471	5,866
Professional services	1,669	1,348	1,442	3,017	2,497
Marketing and advertising expense	2,372	1,687	1,692	4,060	2,757
FDIC assessment premiums and other insurance	1,280	1,398	1,593	2,679	2,986
Other taxes	1,554	1,551	1,507	3,105	2,892
Loan-related expenses	687	684	630	1,371	1,172
OREO and credit-related expenses	1,965	1,186	2,244	3,152	3,694
Amortization of intangible assets	2,138	2,222	2,455	4,361	5,071
Acquisition and conversion costs	-	-	4,661	-	17,829
Branch closure expenses	1,280	-	-	1,280	-
Other expenses	2,806	2,522	2,075	5,324	4,029
Total noninterest expenses	55,241	53,840	58,967	109,081	126,252

Income before income taxes	21,038	21,433	19,528	42,471	29,789
Income tax expense	5,690	5,732	4,855	11,422	7,407
Net income	$15,348	$15,701	$14,673	$31,049	$22,382
Basic earnings per common share	$0.34	$0.35	$0.32	$0.69	$0.48
Diluted earnings per common share	$0.34	$0.35	$0.32	$0.69	$0.48

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

(Dollars in thousands)

	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended June 30, 2015
Net interest income	$63,441	$375	$-	$63,816
Provision for credit losses	3,700	49	-	3,749
Net interest income after provision for credit losses	59,741	326	-	60,067
Noninterest income	13,523	2,860	(171)	16,212
Noninterest expenses	52,365	3,047	(171)	55,241
Income before income taxes	20,899	139	-	21,038
Income tax expense	5,646	44	-	5,690
Net income	$15,253	$95	$-	$15,348
Plus: Merger and conversion related expense, after tax	-	-	-	-
Net operating earnings (non-GAAP)	$15,253	$95	$-	$15,348
Total assets	$7,495,564	$55,563	$(53,421)	$7,497,706

Three Months Ended March 31, 2015
Net interest income	$61,723	$246	$-	$61,969
Provision for credit losses	1,750	-	-	1,750
Net interest income after provision for credit losses	59,973	246	-	60,219
Noninterest income	12,848	2,376	(170)	15,054
Noninterest expenses	50,972	3,038	(170)	53,840
Income (loss) before income taxes	21,849	(416)	-	21,433
Income tax expense (benefit)	5,881	(149)	-	5,732
Net income (loss)	$15,968	$(267)	$-	$15,701
Plus: Merger and conversion related expense, after tax	-	-	-	-
Net operating earnings (loss) (non-GAAP)	$15,968	$(267)	$-	$15,701
Total assets	$7,382,266	$55,380	$(49,087)	$7,388,559

Three Months Ended June 30, 2014
Net interest income	$63,401	$314	$-	$63,715
Provision for credit losses	1,500	-	-	1,500
Net interest income after provision for credit losses	61,901	314	-	62,215
Noninterest income	13,422	3,028	(170)	16,280
Noninterest expenses	54,841	4,296	(170)	58,967
Income (loss) before income taxes	20,482	(954)	-	19,528
Income tax expense (benefit)	5,207	(352)	-	4,855
Net income (loss)	$15,275	$(602)	$-	$14,673
Plus: Merger and conversion related expense, after tax	3,043	-	-	3,043
Net operating earnings (loss) (non-GAAP)	$18,318	$(602)	$-	$17,716
Total assets	$7,304,704	$77,299	$(75,297)	$7,306,706

	Community Bank	Mortgage	Eliminations	Consolidated
Six Months Ended June 30, 2015
Net interest income	$125,164	$621	$-	$125,785
Provision for credit losses	5,450	49	-	5,499
Net interest income after provision for credit losses	119,714	572	-	120,286
Noninterest income	26,371	5,236	(341)	31,266
Noninterest expenses	103,337	6,085	(341)	109,081
Income (loss) before income taxes	42,748	(277)	-	42,471
Income tax expense (benefit)	11,527	(105)	-	11,422
Net income (loss)	$31,221	$(172)	$-	$31,049
Plus: Merger and conversion related expense, after tax	-	-	-	-
Net operating earnings (loss) (non-GAAP)	$31,221	$(172)	$-	$31,049
Total assets	$7,495,564	$55,563	$(53,421)	$7,497,706

Six Months Ended June 30, 2014
Net interest income	$126,927	$546	$-	$127,473
Provision for credit losses	1,500	-	-	1,500
Net interest income after provision for credit losses	125,427	546	-	125,973
Noninterest income	25,081	5,328	(341)	30,068
Noninterest expenses	117,587	9,006	(341)	126,252
Income (loss) before income taxes	32,921	(3,132)	-	29,789
Income tax expense (benefit)	8,557	(1,150)	-	7,407
Net income (loss)	$24,364	$(1,982)	$-	$22,382
Plus: Merger and conversion related expense, after tax	12,059	-	-	12,059
Net operating earnings (loss) (non-GAAP)	$36,423	$(1,982)	$-	$34,441
Total assets	$7,304,704	$77,299	$(75,297)	$7,306,706

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Quarter Ended
	June 30, 2015			March 31, 2015
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$720,939	$3,860	2.15%	$730,404	$3,807	2.11%
Tax-exempt	422,404	5,179	4.92%	413,228	5,114	5.02%
Total securities	1,143,343	9,039	3.17%	1,143,632	8,921	3.16%
Loans, net (2) (3)	5,448,126	62,687	4.62%	5,360,676	60,527	4.58%
Loans held for sale	43,307	395	3.66%	38,469	296	3.12%
Federal funds sold	572	-	0.17%	792	-	0.20%
Money market investments	1	-	0.00%	1	-	0.00%
Interest-bearing deposits in other banks	41,091	24	0.23%	32,845	17	0.20%
Total earning assets	6,676,440	$72,145	4.33%	6,576,415	$69,761	4.30%
Allowance for loan losses	(31,675)			(32,992)
Total non-earning assets	814,681			819,260
Total assets	$7,459,446			$7,362,683

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$2,632,835	$1,201	0.18%	$2,591,991	$1,160	0.18%
Regular savings	564,348	262	0.19%	555,356	268	0.20%
Time deposits (4)	1,233,904	2,217	0.72%	1,269,352	1,893	0.60%
Total interest-bearing deposits	4,431,087	3,680	0.33%	4,416,699	3,321	0.30%
Other borrowings (5)	703,223	2,358	1.34%	679,341	2,310	1.38%
Total interest-bearing liabilities	5,134,310	$6,038	0.47%	5,096,040	$5,631	0.45%

Noninterest-bearing liabilities:
Demand deposits	1,278,876			1,223,218
Other liabilities	55,167			60,877
Total liabilities	6,468,353			6,380,135
Stockholders' equity	991,093			982,548
Total liabilities and stockholders' equity	$7,459,446			$7,362,683

Net interest income		$66,107			$64,130

Interest rate spread (6)			3.86%			3.85%
Cost of funds			0.36%			0.35%
Net interest margin (7)			3.97%			3.95%

(1) Rates and yields are annualized and calculated from actual, not rounded, amounts in thousands, which appear above.

(2) Nonaccrual loans are included in average loans outstanding.

(3) Interest income on loans includes $1.1 million and $639,000 for the three months ended June 30, 2015 and March 31, 2015, respectively, in accretion of the fair market value adjustments related to acquisitions.

(4) Interest expense on certificates of deposits includes $614,000 and $1.1 million for the three months ended June 30, 2015 and March 31, 2015, respectively, in accretion of the fair market value adjustments related to acquisitions.

(5) Interest expense on borrowings includes $137,000 for both the three months ended June 30, 2015 and March 31, 2015, respectively, in accretion of the fair market value adjustments related to acquisitions.

(6) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

(7) Core net interest margin excludes purchase accounting adjustments and was 3.86% and 3.84% for the three months ended June 30, 2015 and March 31, 2015, respectively.